Exhibit 10.1

September 30, 2011

Michael Pangia

c/o Aviat Networks, Inc.

5200 Great America Parkway

Santa Clara, CA 95054

Amendment to Employment Agreement

Dear Mike:

This amendment relates to the letter agreement dated July 18, 2011 (the “Agreement”) setting forth the terms of your continued employment with Aviat Networks, Inc. (the “Company”).

Section 3(b) of the Agreement provides that, subject to yearly approval, you will receive an annual incentive with a target value equal to 100% of your base salary. Section 3(c) of the Agreement provides that, subject to Board authorization, you will receive a long-term incentive whose initial value will be $733,333.

In the design of the fiscal 2012 annual incentive plan and fiscal 2012 long-term incentive plan for the Company’s executives, you, together with the Company’s Human Resources department and with the approval of the Compensation Committee of the Company’s Board of Directors, have applied a floor value of $3.75 per share of the Company’s common stock for purposes of awards consisting of restricted stock. This means that, in translating dollar values, such as those referred to above, into awards of restricted stock, the value attributed to each restricted share is the higher of fair market value on the award date or $3.75. If the fair market value on the award date is below $3.75, applying the floor value will result in the award of fewer restricted shares than would be awarded based solely on fair market value.

We understand that it has been your intent to apply the $3.75 floor to your own fiscal 2012 equity awards on the same basis as it applies to other Company executives.

Therefore, the Agreement is hereby amended by adding the following sentence at the end of Section 3(b) and at the end of Section 3(c):

For purposes of calculating the value of any restricted shares included in your award for fiscal 2012, a minimum value of $3.75 per share shall be applied.

Michael Pangia

Amendment to Employment Agreement

Please sign this letter on the space provided below to acknowledge your agreement to this amendment.

Sincerely,

Aviat Networks, Inc.

By:	/s/ Charles D. Kissner
Charles D. Kissner Chairman

I agree to the foregoing amendment.

/s/ Michael Pangia
Michael Pangia
President and CEO

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